Exhibit 99.1

News Release

Mercury Systems Reports Fourth Quarter and Fiscal Year 2017 Results

Fourth Quarter Highlights Include:
Record revenue increases 35% over prior year
Book-to-bill ratio of 1.14 yields record backlog
Revenue, net income, EPS, adjusted EPS and adjusted EBITDA all exceed estimates

ANDOVER, Mass. August 1, 2017 Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), reported strong operating results for its fiscal 2017 fourth quarter and year ended June 30, 2017.

Management Comments
“The fourth quarter of fiscal 2017 was marked by several major accomplishments for Mercury,” stated Mark Aslett, Mercury’s President and Chief Executive Officer. “The Company once again delivered strong, profitable growth, achieving record revenue, adjusted EBITDA and backlog. We also acquired Delta Microwave, adding new capabilities, scale and breadth to Mercury's existing RF, microwave and millimeter wave portfolio and further expanding our addressable market. In addition, we retired our term loan and amended our existing revolving credit facility, increasing it to a $400 million, 5-year credit facility to support our ongoing growth through organic investment and future acquisitions. In all, we are extremely pleased with our accomplishments during the year and are optimistic about the future,” said Aslett.

Fourth Quarter Fiscal 2017 Results
Total Company fourth quarter fiscal 2017 revenues were $115.6 million, compared to $85.4 million in the fourth quarter of fiscal 2016. The fourth quarter fiscal 2017 results include approximately $44.4 million of revenue attributable to the Microsemi, CES and Delta Microwave acquired businesses.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 2

GAAP net income for the fourth quarter of fiscal 2017 was $8.8 million, or $0.19 per share, compared to $7.5 million, or $0.19 per share for the fourth quarter of fiscal 2016. Adjusted earnings per share (“adjusted EPS”) were $0.32 per share for the fourth quarter of fiscal 2017, compared to $0.29 per share in the fourth quarter of fiscal 2016.
Fourth quarter fiscal 2017 adjusted EBITDA for the Company was $27.8 million, compared to $18.3 million for the fourth quarter of fiscal 2016.

Cash flows from operating activities in the fourth quarter of fiscal 2017 were a net inflow of $9.7 million, compared to a net inflow of $13.7 million in the fourth quarter of fiscal 2016. Free cash flow, defined as cash flow from operating activities less capital expenditures, was a net inflow of $3.7 million in the fourth quarter of fiscal 2017, compared to a net inflow of $10.8 million in the fourth quarter of fiscal 2016.

All per share information is presented on a fully diluted basis and for fiscal 2017 includes the impact of the 6.9 million common shares issued by the Company in the follow-on underwritten public offering that closed on February 1, 2017.
Full Year Fiscal 2017 Results
Full year fiscal 2017 total Company revenues were $408.6 million, compared to $270.2 million for full year fiscal 2016. The fiscal 2017 revenue includes an aggregate of approximately $130.9 million associated with the Microsemi, CES and Delta Microwave acquired businesses compared to $16.6 million in fiscal 2016 from the Microsemi acquired business. Absent the revenue associated with those acquired businesses, organic revenues for fiscal year 2017 increased $24.1 million, or approximately 10%, after excluding the same elements from the prior year.

Total GAAP net income for fiscal 2017 was $24.9 million, or $0.58 per share, compared to GAAP net income of $19.7 million, or $0.56 per share, for the prior year. GAAP net income for fiscal 2016 includes $1.9 million, or $0.05 per share, of litigation and settlement income. Adjusted EPS was $1.15 per share for fiscal 2017, compared to $0.96 per share in fiscal 2016.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 3

Fiscal 2017 adjusted EBITDA for the total Company was $93.9 million, an increase of 63.9% from $57.3 million in fiscal 2016.

Cash flows from operating activities for fiscal 2017 were a net inflow of $59.2 million, compared to a net inflow of $36.9 million in fiscal 2016. Free cash flow was a net inflow of $26.3 million in fiscal 2017, compared to a net inflow of $29.1 million in fiscal 2016, as planned increases in capital spending to support business integration and growth offset a portion of the strong operating cash flow.

Bookings
Total bookings for the fourth quarter of fiscal 2017 were $132.3 million, yielding a book-to-bill ratio of 1.14 for the quarter. Total bookings for all of fiscal 2017 were $443.8 million, yielding a book-to-bill ratio of 1.09 for the full year.

Backlog
Mercury’s total backlog at June 30, 2017 was $357 million, a $69.3 million increase from a year ago. Of the June 30, 2017 total backlog, $290.8 million represents orders expected to be shipped within the next 12 months.

Business Outlook
This section presents our current expectations and estimates, given current visibility, on our business outlook for the current fiscal quarter and fiscal year 2018. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks with respect to these estimates, including those listed in the Safe Harbor Statement below and in our periodic filings with the U.S. Securities and Exchange Commission, and make themselves aware of how these risks may impact our actual performance.

For the first quarter of fiscal 2018, revenues are forecasted to be in the range of $102 million to $107 million. GAAP net income for the first quarter is expected to be approximately $3.6 million to $4.9 million, or $0.07 to $0.10 per share, assuming no restructuring, acquisition, or financing related expenses in the period, an effective tax rate of approximately 35%, and approximately 47.6 million weighted average diluted shares outstanding. Adjusted EPS is expected to be in the range of $0.24 to $0.26 per share. Adjusted EBITDA for the first quarter of fiscal 2018 is expected to be in the range of $21.4 million to $23.5 million.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 4

For the full fiscal year 2018, we currently expect revenue of $453.0 million to $468.0 million, and GAAP net income of $26.4 million to $30.3 million, or $0.55 to $0.63 per share, assuming approximately 47.8 million weighted average diluted shares outstanding. Adjusted EBITDA for the full fiscal year is expected to be approximately $103.0 million to $109.0 million, and adjusted EPS for the full fiscal year is expected to be approximately $1.15 to $1.23 per share.

Recent Highlights
June - Mercury Systems announced that its West Lafayette, Ind. facility received the 2017 James S. Cogswell Outstanding Security Achievement Award from the U.S. Department of Defense's Defense Security Service (DSS). Mercury's Hudson, N.H. Advanced Microelectronics Center previously received a Cogswell Award.

June - Mercury announced it received an $8.0M follow-on order from a leading defense prime contractor for state-of-the-art GPS Selective Availability Anti-Spoofing Modules (SAASM) for a precision guided munitions program. The order was booked in the Company's fiscal 2017 fourth quarter and is expected to be shipped over the next several quarters.

June - Mercury announced that it amended its existing revolving credit facility ("Revolving Credit Facility"), increasing and extending the facility into a $400 million, 5-year revolver expiring in June 2022. In connection with the amendment, Mercury also repaid the remaining principal on its existing term loan using cash on hand. The Revolving Credit Facility remained undrawn at the closing of the refinancing, other than for outstanding letters of credit.

June - Mercury announced it received $8.3M in follow-on orders from a leading defense prime contractor for computing modules to be used in airborne and ground-based secure communication subsystems. The orders were booked in the Company's fiscal 2017 fourth quarter and are expected to be shipped over the next several quarters.

June - Mercury announced it received a $2.5M order from a leading defense prime contractor for an airborne safety-critical video server subsystem. The video server will perform encoding and decoding, as well as switching multiple high definition (HD) video streams. The order was booked in the Company's fiscal 2017 fourth quarter and is expected to be shipped over the next several quarters.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 5

June - Mercury announced it received a 2016 Small Business Award from Lockheed Martin's Missiles and Fire Control business unit at a ceremony in Orlando, Fla. This award recognizes Mercury's Microelectronics Secure Solutions group located in Phoenix, Ariz. for its commitment to quality and customer service in support of Lockheed Martin's business objectives.

May - Mercury announced that its Phoenix, Ariz. Advanced Microelectronics Center (AMC) received the Category 1A Trusted Supplier accreditation for design services from the U.S. Defense Department's Defense Microelectronics Activity (DMEA) organization. Complementary to the facility's original accreditation for broker, packaging, assembly, and test services, this new design service accreditation further validates the Company's commitment to security excellence in all aspects of its operations. Joining the Company's Andover, Mass. facility recognized earlier this year, the Phoenix AMC is the second Mercury facility to achieve DMEA design service accreditation.

May - Mercury announced it received a $4M order from a leading defense prime contractor for an advanced defense application. The order was booked in the Company's fiscal 2017 fourth quarter.

May - Mercury announced it received the 4-star Supplier Excellence Award from Raytheon's Integrated Defense Systems business unit. This prominent award recognizes the Company's facilities in Hudson, N.H. and Phoenix, Ariz. for operational excellence while delivering advanced microelectronic solutions and processing subsystems in support of Raytheon's business objectives.

May - Mercury announced it received a $5.9 million order from a leading defense prime contractor to provide radar subsystems and related digital processing technologies for a missile defense application. The order was booked in the Company's fiscal 2017 third quarter.

May - Mercury announced that systems using ANSI/VITA 48.7 Air Flow-By™ standard cooling technology passed flight tests in multiple manned and unmanned airborne platforms, some in their final mission configuration, thereby achieving technology readiness level 8 (TRL-8). Mercury holds a patent on one implementation approach of that standard, and has revised the licensing fees under the patent to be zero cost.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 6

May - Mercury announced it received an $8.8 million follow-on order from a leading defense prime contractor for high-performance digital signal processing subsystems for an unmanned airborne intelligence, surveillance and reconnaissance (ISR) application. The order was booked in the Company's fiscal 2017 third quarter and is expected to be shipped over the next several quarters.

May - Mercury announced that it had launched production of a highly miniaturized DDR3 memory device perfectly suited for SWaP-sensitive military and commercial aerospace applications demanding 1600 Mb/s data transfer speed. Mercury's precision-engineered packaging technology now compacts 4GB of double data rate third-generation synchronous dynamic random-access memory (DDR3 SDRAM) in a single 301 mm2 ruggedized package, setting the industry standard for the highest density DDR3 device.

April - Mercury announced the Ensemble® DCM-KU-4R2G-2T3G ultra-low-latency transceiver developed to meet the demanding requirements of advanced electronic warfare (EW) applications and to provide high-speed signal processing capability suited to ultra-wideband communications and synthetic aperture radar (SAR) applications. Designed in accordance with OpenVPX™ standards at Mercury's Huntsville, Ala. facility, the new transceiver is optimized for low probability of interception (LPOI) radio frequency (RF) signal detection in heavily contested electromagnetic environments.

April - Mercury announced it received a $9.3 million order from a leading defense prime contractor for high performance, OpenVPX™ digital signal processing modules and supporting professional services for a manned airborne radar application. The order was received in the Company's fiscal 2017 third quarter and is expected to be shipped over the next several quarters.

April - Mercury announced it received a $4M follow-on order from a leading defense prime contractor for high density secure memory devices deployed in an advanced military aircraft program. The order was booked in the Company's fiscal 2017 third quarter and is expected to be shipped over the next several quarters.

April - Mercury announced the commercial availability of its ASURRE-Stor™ portfolio of self-encrypting solid-state drives (SSD) designed and manufactured at Mercury's DMEA-trusted facility in Phoenix, Ariz. Mercury's newest product is engineered to the rigorous specifications dictated by

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 7

the Commercial Solutions for Classified (CSfC) program, Federal Information Processing Standard (FIPS) 140-2 standards, and the Common Criteria Full Disk Encryption FDE-EE and FDE-AA collaborative Protection Profiles (cPP).

April - Mercury announced it received a $15.6 million follow-on order from a leading defense prime contractor for integrated radio frequency (RF) and digital subsystems for an electronic warfare (EW) application. The order was booked in the Company's fiscal 2017 third quarter and is expected to be shipped over the next several quarters.

April - Mercury announced that it acquired Delta Microwave, LLC ("Delta"). Based in Oxnard, Calif., Delta is a leading designer and manufacturer of high-value radio frequency (RF), microwave and millimeter wave subassemblies and components for military and space markets. Under the terms of the purchase agreement, Mercury acquired Delta for $40.5 million in cash, subject to net working capital and net debt adjustments, and is expected to be treated as an asset sale for tax purposes. The transaction presents opportunities for significant cost synergies in addition to the tax benefits associated with the transaction structure. For its fiscal year ended December 31, 2016, Delta had revenues of approximately $12.8 million and is on a rapid growth trajectory supported by a strong backlog of funded orders.

Conference Call Information
Mercury will host a conference call and simultaneous webcast on Tuesday, August 1, 2017, at 5:00 p.m. ET to discuss the fourth quarter fiscal 2017 results and review its financial and business outlook going forward.
To join the conference call, dial (877) 303-6977 in the USA and Canada, or (760) 298-5079 in all other countries. Please call five to ten minutes prior to the scheduled start time. The live audio webcast can be accessed from the 'Events and Presentations' page of Mercury's website at www.mrcy.com/investor.
A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 8

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA, adjusted income, adjusted earnings per share “adjusted EPS”, and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA, adjusted income, and adjusted EPS exclude certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures are useful to help investors understand its past financial performance and prospects for the future. However, these non-GAAP measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Systems - Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure sensor and mission processing subsystems. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2018 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 9

control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #
Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
978-967-1990

Mercury Systems, Innovation That Matters and Liquid Flow-By are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 10

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)	June 30,	June 30,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$41,637	$81,691
Accounts receivable, net	76,341	73,427
Unbilled receivables and costs in excess of billings	37,332	22,467
Inventory	81,071	58,284
Prepaid income taxes	1,434	3,401
Prepaid expenses and other current assets	8,381	6,122
Total current assets	246,196	245,392

Restricted cash	—	264
Property and equipment, net	51,643	28,337
Goodwill	380,846	344,027
Intangible assets, net	129,037	116,673
Other non-current assets	8,023	1,803
Total assets	$815,745	$736,496

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,485	$26,723
Accrued expenses	20,594	10,273
Accrued compensation	18,406	13,283
Deferred revenues and customer advances	6,360	7,365
Current portion of long-term debt	—	10,000
Total current liabilities	72,845	67,644

Deferred income taxes	4,856	11,842
Income taxes payable	855	700
Long-term debt	—	182,275
Other non-current liabilities	11,772	991
Total liabilities	90,328	263,452

Shareholders’ equity:
Common stock	463	387
Additional paid-in capital	584,795	357,500
Retained earnings	139,085	114,210
Accumulated other comprehensive income	1,074	947
Total shareholders’ equity	725,417	473,044
Total liabilities and shareholders’ equity	$815,745	$736,496

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 11

MERCURY SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net revenues	$115,608	$85,430	$408,588	$270,154
Cost of revenues (1)	61,681	47,254	217,045	142,535
Gross margin	53,927	38,176	191,543	127,619

Operating expenses:
Selling, general and administrative (1)	20,398	15,556	76,491	52,952
Research and development (1)	13,894	10,497	54,086	36,388
Amortization of intangible assets	5,458	3,737	19,680	8,842
Restructuring and other charges	1,127	272	1,952	1,240
Impairment of long-lived assets	—	—	—	231
Acquisition costs and other related expenses	42	460	1,931	3,993
Total operating expenses	40,919	30,522	154,140	103,646

Income from operations	13,008	7,654	37,403	23,973

Interest income	275	42	462	131
Interest expense	(1,955)	(1,162)	(7,568)	(1,172)
Other (expense) income, net	(21)	2,056	771	2,354

Income before income taxes	11,307	8,590	31,068	25,286
Tax provision	2,503	1,101	6,193	5,544
Net income	$8,804	$7,489	$24,875	$19,742

Basic net earnings per share:	$0.19	$0.20	$0.59	$0.58

Diluted net earnings per share:	$0.19	$0.19	$0.58	$0.56

Weighted-average shares outstanding:
Basic	46,211	37,811	41,986	34,241
Diluted	47,472	38,954	43,018	35,097

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$158	$134	$531	$441
Selling, general and administrative	$3,364	$1,871	$13,212	$7,864
Research and development	$379	$325	$1,598	$1,269

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 12

MERCURY SYSTEMS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Three Months Ended			Twelve Months Ended
	June 30,			June 30,
	2017	2016		2017	2016
Cash flows from operating activities:
Net income	$8,804	$7,489		$24,875	$19,742
Depreciation and amortization	9,130	5,864		32,269	15,742
Other non-cash items, net	2,128	719		8,684	6,323
Changes in operating assets and liabilities	(10,326)	(324)		(6,682)	(4,867)

Net cash provided by operating activities	9,736	13,748		59,146	36,940

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(40,846)	(300,000)		(77,757)	(309,756)
Purchases of property and equipment	(6,055)	(2,977)		(32,844)	(7,885)
Increase in other investing activities	—	—		(486)	(567)

Net cash used in investing activities	(46,901)	(302,977)	—	(111,087)	(318,208)

Cash flows from financing activities:
Proceeds from employee stock plans	2,067	5,293		4,970	8,097
Payments of deferred financing and offering costs	(591)	(2,926)		(591)	(2,926)
Proceeds from issuance of term debt, net	—	194,900		—	194,900
Payments of term debt	(192,500)	—		(200,000)	—
Payments for retirement of common stock	(1,084)	(3,744)		(8,766)	(7,955)
Proceeds from equity offering, net	(7)	92,778		215,725	92,778

Net cash (used in) provided by financing activities	(192,115)	286,301		11,338	284,894

Effect of exchange rate changes on cash and cash equivalents	679	374		549	479

Net (decrease) increase in cash and cash equivalents	(228,601)	(2,554)		(40,054)	4,105

Cash and cash equivalents at beginning of period	270,238	84,245		81,691	77,586

Cash and cash equivalents at end of period	$41,637	$81,691		$41,637	$81,691

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 13

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. Additionally, the Company incurs non-cash interest expenses associated with obtaining its credit facilities. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.

Amortization of intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring and other charges. The Company incurs restructuring and other charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company’s adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Acquisition and financing costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal and accounting fees and expenses. Although we may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facilities. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies.  These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition.  In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

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Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 14

Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 15

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$8,804	$7,489	$24,875	$19,742
Interest expense (income), net	1,680	1,120	7,106	1,041
Income taxes	2,503	1,101	6,193	5,544
Depreciation	3,672	2,127	12,589	6,900
Amortization of intangible assets	5,458	3,737	19,680	8,842
Restructuring and other charges	1,127	272	1,952	1,240
Impairment of long-lived assets	—	—	—	231
Acquisition and financing costs	153	653	2,389	4,701
Fair value adjustments from purchase accounting	462	1,384	3,679	1,384
Litigation and settlement expense (income), net	17	(1,925)	117	(1,925)
Stock-based compensation expense	3,901	2,330	15,341	9,574
Adjusted EBITDA	$27,777	$18,288	$93,921	$57,274

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 16

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash flows from operations	$9,736	$13,748	$59,146	$36,940
Capital expenditures	(6,055)	(2,977)	(32,844)	(7,885)
Free cash flow	$3,681	$10,771	$26,302	$29,055

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 17

UNAUDITED SUPPLEMENTAL INFORMATION RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share data)

Adjusted income and adjusted earnings per share ("adjusted EPS") are non-GAAP measures for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results and trends and allows for comparability with our peer company index and industry. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision. Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended June 30,
	2017		2016
Net income and earnings per share	$8,804	$0.19	$7,489	$0.19
Amortization of intangible assets	5,458		3,737
Restructuring and other charges	1,127		272
Impairment of long-lived assets	—		—
Acquisition and financing costs	153		653
Fair value adjustments from purchase accounting	462		1,384
Litigation and settlement expense (income), net	17		(1,925)
Stock-based compensation expense	3,901		2,330
Impact to income taxes	(4,500)		(2,808)
Adjusted income and adjusted earnings per share	$15,422	$0.32	$11,132	$0.29

Diluted weighted-average shares outstanding:		47,472		38,954

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 18

	Twelve Months Ended June 30,
	2017		2016
Net income and earnings per share	$24,875	$0.58	$19,742	$0.56
Amortization of intangible assets	19,680		8,842
Restructuring and other charges	1,952		1,240
Impairment of long-lived assets	—		231
Acquisition and financing costs	2,389		4,701
Fair value adjustments from purchase accounting	3,679		1,384
Litigation and settlement expense (income), net	117		(1,925)
Stock-based compensation expense	15,341		9,574
Impact to income taxes	(18,602)		(9,975)
Adjusted income and adjusted earnings per share	$49,431	$1.15	$33,814	$0.96

Diluted weighted-average shares outstanding:		43,018		35,097

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 19

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 30, 2017
Year Ending June 30, 2018
(In thousands, except per share data)

The Company defines adjusted EBITDA as income before interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measures.

	Three Months Ending		Twelve Months Ending
	September 30, 2017		June 30, 2018
	Range		Range
	Low	High	Low	High

GAAP expectation -- Earnings per share	$0.07	$0.10	$0.55	$0.63

GAAP expectation -- Net income	$3,600	$4,900	$26,400	$30,300

Adjust for:
Interest expense (income), net	300	300	1,300	1,300
Income taxes	1,900	2,700	14,200	16,300
Depreciation	4,100	4,100	17,100	17,100
Amortization of intangible assets	5,600	5,600	22,200	22,200
Restructuring and other charges	—	—	—	—
Impairment of long-lived assets	—	—	—	—
Acquisition and financing costs	400	400	1,300	1,300
Fair value adjustments from purchase accounting	500	500	600	600
Litigation and settlement expense (income), net	—	—	—	—
Stock-based compensation expense	5,000	5,000	19,900	19,900
Adjusted EBITDA expectation	$21,400	$23,500	$103,000	$109,000

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Reports Fourth Quarter and Fiscal 2017 Results, Page 20

MERCURY SYSTEMS, INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE
Quarter Ending September 30, 2017
Year Ending June 30, 2018
(In thousands, except per share data)

The Company defines adjusted income as income before amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, and stock-based compensation expense. The impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision. Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ending September 30, 2017
	Range
	Low		High
Net income and earnings per share	$3,600	$0.07	$4,900	$0.10
Amortization of intangible assets	5,600		5,600
Restructuring and other charges	—		—
Impairment of long-lived assets	—		—
Acquisition and financing costs	400		400
Fair value adjustments from purchase accounting	500		500
Litigation and settlement expense (income), net	—		—
Stock-based compensation expense	5,000		5,000
Impact to income taxes	(3,800)		(3,800)
Adjusted income and adjusted earnings per share	$11,300	$0.24	$12,600	$0.26

Diluted weighted-average shares outstanding:		47,600		47,600

	Twelve Months Ending June 30, 2018
	Range
	Low		High
Net income and earnings per share	$26,400	$0.55	$30,300	$0.63
Amortization of intangible assets	22,200		22,200
Restructuring and other charges	—		—
Impairment of long-lived assets	—		—
Acquisition and financing costs	1,300		1,300
Fair value adjustments from purchase accounting	600		600
Litigation and settlement expense (income), net	—		—
Stock-based compensation expense	19,900		19,900
Impact to income taxes	(15,400)		(15,400)
Adjusted income and adjusted earnings per share	$55,000	$1.15	$58,900	$1.23

Diluted weighted-average shares outstanding:		47,800		47,800

50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY